Triple-S Management Corporation
San Juan, PR 00936
1441 Ave. F.D. Roosevelt
www.triplesmanagement.com

FOR IMMEDIATE RELEASE

AT THE COMPANY:	INVESTOR RELATIONS FOR THE COMPANY:	LA CRUZ AZUL CONTACT:
Juan-José Román	Kathy Waller	Sandra Rodríguez Cotto
Finance Vice President & CFO	(312) 543-6708	(787) 220-4649
(787) 749-4949

Triple-S Management Corporation Announces Execution of Definitive Agreement to Acquire Managed
Care Portfolio of La Cruz Azul de Puerto Rico, Inc.

Accretive Acquisition Solidifies Blue Cross Blue Shield Brand
in Puerto Rico and the U.S. Virgin Islands

San Juan, PR, May 1, 2009 – Triple-S Management Corporation (NYSE: GTS), today announced that Triple-S Salud, Inc., its managed care subsidiary, has signed a definitive agreement to acquire certain managed care assets of La Cruz Azul de Puerto Rico, Inc. Triple-S Salud will pay a purchase price of approximately $10.5 million in cash, based on 131,000 expected members (including full rated and ASO lives).

The transaction, which will be funded with cash on hand, is expected to close on or about July 1, 2009, subject to customary closing conditions including certain third party consents. The transaction has already received regulatory approvals from the Insurance Commissioner of Puerto Rico and the Blue Cross Blue Shield Association.

The Blue Cross and Blue Shield Association has agreed to transfer the licensing rights of the Blue Cross brand in Puerto Rico and the Blue Cross Blue Shield brands in the U.S. Virgin Islands from the Blue Cross Blue Shield Association to Triple-S Management Corporation and Triple-S Salud, Inc. subject to the closing of the transaction and submission of final documentation.

La Cruz Azul de Puerto Rico is an independent licensee of the Blue Cross Blue Shield Association. The company offers medical, prescription drug, and dental coverage to individuals and employer groups of all sizes. Its premiums for the year ended December 31, 2008 were approximately $74 million. It operates under the Blue Cross brand in Puerto Rico. Established in 1943, La Cruz Azul de Puerto Rico is a wholly-owned subsidiary of Independence Holdings of Philadelphia.

Ramón M. Ruiz-Comas, President and Chief Executive Officer of Triple-S Management, stated, “This acquisition is an example of our disciplined strategy to extend our market leadership in Puerto Rico, strengthen our commercial business, further leverage our strong infrastructure to become more efficient, and create long-term value for our shareholders and our customers. It also allows us to consolidate the Blue Cross Blue Shield brands under our company, which creates great value and provides full access to all of our members.”

Ruiz-Comas concluded, “We fully expect this transaction to be accretive on a rolling 12-month basis and slightly additive to 2009 earnings per share because we do not expect much in the way of incremental administrative expenses to service the increased member volume.”

About Triple-S Management

Triple-S Management Corporation is an independent licensee of the Blue Cross Blue Shield Association. It is the largest managed care company in Puerto Rico, serving approximately 1.2 million members, or about 30% of the population, and has the exclusive right to use the Blue Shield name and mark throughout Puerto Rico. With more than 50 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the commercial, Medicare, and Reform markets under the Blue Shield brand. In addition to its managed care business, Triple-S Management provides non-Blue Shield branded life and property and casualty insurance in Puerto Rico. The Company is the largest provider of life, accident, and health insurance and the fourth largest provider of property and casualty insurance in Puerto Rico. For more information on Triple-S Management, please visit the Company’s Web site at www.triplesmanagement.com.

Safe Harbor Statement Under The Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information about possible or assumed future sales, results of operations, developments, regulatory approvals or other circumstances. Sentences that include “believe”, “expect”, “plan”, “intend”, “estimate”, “anticipate”, “project”, “may”, “will”, “shall”, “should” and similar expressions, whether in the positive or negative, are intended to identify forward-looking statements.

All forward-looking statements in this press release reflect management’s current views about future events and are based on assumptions and subject to risks and uncertainties. Consequently, actual results may differ materially from those expressed here as a result of various factors, including all the risks discussed and identified in public filings with the U.S. Securities and Exchange Commission (or SEC).

In addition, the Company operates in a highly competitive, constantly changing environment, influenced by very large organizations that have resulted from business combinations, aggressive marketing and pricing practices of competitors, and regulatory oversight. The following factors, if markedly different from the Company’s planning assumptions (either individually or in combination), could cause Triple-S Management’s results to differ materially from those expressed in any forward-looking statements shared here:

• Trends in health care costs and utilization rates

• Ability to secure sufficient premium rate increases

• Competitor pricing below market trends of increasing costs

• Re-estimates of policy and contract liabilities

• Changes in government laws and regulations of managed care, life insurance or property and casualty insurance

• Significant acquisitions or divestitures by major competitors

• Introduction and use of new prescription drugs and technologies

• A downgrade in the Company’s financial strength ratings

• Litigation or legislation targeted at managed care, life insurance or property and casualty insurance companies

• Ability to contract with providers consistent with past practice

• Ability to successfully implement the Company’s disease management and utilization management programs

• Volatility in the securities markets and investment losses and defaults

• General economic downturns, major disasters, and epidemics

This list is not exhaustive. Management believes the forward-looking statements in this press release are reasonable. However, there is no assurance that the actions, events or results anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on the Company’s results of operations or financial condition. In view of these uncertainties, investors should not place undue reliance on any forward- looking statements, which are based on current expectations. In addition, forward-looking statements are based on information available the day they are made, and (other than as required by applicable law, including the securities laws of the United States) the Company does not intend to update or revise any of them in light of new information or future events.

Readers are advised to carefully review and consider the various disclosures in the Company’s SEC reports.

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